FOR IMMEDIATE RELEASE:                                         CONTACT:


Valhi, Inc.                                 Bobby D. O'Brien
Three Lincoln Centre                        Vice President and Chief Financial
5430 LBJ Freeway, Suite 1700                  Officer
Dallas, Texas 75240-2697                    (972) 233-1700

NL Industries, Inc.                         Gregory M. Swalwell
Three Lincoln Centre                        Vice President, Finance and Chief
5430 LBJ Freeway, Suite 1700                   Financial Officer
Dallas, Texas 75240-2697                    (972) 233-1700


              NL INDUSTRIES, INC. ANNOUNCES ACQUISITION OF STOCK OF
                            COMPX INTERNATIONAL INC.

         DALLAS, TEXAS . . . September 24, 2004 . . . Valhi, Inc. (NYSE: VHI) and NL Industries, Inc. (NYSE: NL) announced today that NL has completed the acquisition of approximately 68% of the outstanding shares of common stock of CompX International Inc. owned by Valhi and its wholly-owned subsidiary, Valcor, Inc., at a purchase price of $16.25 per share, or an aggregate of approximately $168.6 million. The purchase price was paid by NL's transfer to Valhi and Valcor of $168.6 million of NL's $200 million long-term note receivable from Kronos Worldwide, Inc. On May 20, 2004, NL announced that it had established a Special Committee of its Board of Directors comprised of directors who are not affiliated with Valhi to consider a possible transaction. Cypress Associates LLC served as financial advisor to NL's Special Committee and has rendered an opinion to the Special Committee that the purchase price is fair, from a financial point of view, to NL. Piper Rudnick LLP served as independent legal advisor to NL's Special Committee. The Boards of Directors of Valhi and NL also have approved the transaction.

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